For the fiscal year ended 10/22/99
File number 811-06048


                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

     A  Special  Meeting of Shareholders  of
Prudential  Global  Limited  Maturity  Fund,
Inc.  was  held October 19, 1999.   At  such
meeting   the  shareholders  of   the   Fund
approved a merger of all of the assets and liabilities of the Fund to Prudential Global
Total Return Fund, Inc.



                                  Votes For
                                   Votes
                                   Against
                                   Abstentio
                                   ns

          3,754,981           135,168
     213,702









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